PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED JANUARY 9, 2004)	Registration No. 333-109019

$86,250,000
Genesco Inc.
4.125% Convertible Subordinated Debentures Due 2023
and the Common Stock Issuable Upon Conversion of the Convertible Subordinated Debentures

      This prospectus supplement No. 2 supplements and amends the prospectus dated January 9, 2004, as amended by prospectus supplement No. 1 dated January 20, 2004, relating to the offer and sale from time to time by the selling securityholders of up to $86,250,000 aggregate principal amount of 4.125% Convertible Subordinated Debentures due 2023 (the “Debentures”) of Genesco Inc. and the shares of our common stock issuable upon conversion of the Debentures. The terms of the Debentures are set forth in the prospectus dated January 9, 2004.

      This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

      The table on pages 48 through 49 of the prospectus which sets forth information with respect to the selling securityholders, the respective aggregate principal amount of Debentures that may be sold by each selling securityholder, the respective percentage of the Debentures held by each selling securityholder, the respective number of shares of common stock that may be sold pursuant to the prospectus by each selling securityholder and the respective percentage of common stock held by each selling securityholder is hereby amended as follows:

The deletion on page 48 of:

“BP Amoco PLC Master Trust	369,000	*	16,681	*”

and

“Hotel Union & Hotel Industry of Hawaii Pension Plan	133,000	*	6,012	*”

and

“Jeffries & Company Inc.	3,000	*	135	*”

and the substitution thereof of:

“BP Amoco PLC Master Trust	601,000	*	27,170	*”

and

“Hotel Union & Hotel Industry of Hawaii Pension Plan	214,000	*	9,674	*”

and

“Jeffries & Company Inc.	5,000	*	226	*”

The deletion on page 49 of:

“Spinx Convertible Arbitrage SPC	118,000	*	5,334	*”

and

“SSI Blended Market Neutral L.P.	250,000	*	11,302	*”

and

“SSI Hedged Convertible Market Neutral L.P.	226,000	*	10,217	*”

and

“Viacom Inc. Pension Plan Master Trust	12,000	*	542	*”

and the substitution thereof of:

“Spinx Convertible Arbitrage Fund SPC c/o SSI Investment Management Inc.	242,000	*	10,940	*”

and

“SSI Blended Market Neutral L.P.	428,000	*	19,349	*”

and

“SSI Hedged Convertible Market Neutral L.P.	467,000	*	21,112	*”

and

“Viacom Inc. Pension Plan Master Trust	19,000	*	858	*”

The deletion on page 49 of:

“Zurich Institutional Benchmarks Master Fund Ltd.	639,000	*	28,887	*”

and the substitution thereof on page 48 of:

“Institutional Benchmarks Master Fund Ltd c/o SSI Investment Management Inc.	1,274,000	1.48%	57,594	*”

The addition on pages 48 and 49 of:

“HFR CA Select Fund	1,000,000	1.16%	45,208	*”

and

“San Diego County Employee Retirement Association	1,000,000	1.16%	45,208	*”

and

“Zazove Convertible Arbitrage Fund L.P.	5,000,000	5.80%	226,040	1.03%”

and

“Zazove Hedged Convertible Fund L.P.	2,800,000	3.25%	126,582	*”

and

“Zazove Income Fund L.P.	1,250,000	1.45%	56,510	*”

and

“Zurich Institutional Benchmarks Master Fund Ltd.	1,250,000	1.45%	56,510	*”

      The prospectus, together with prospectus supplement no. 1 and this prospectus supplement no. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Debentures and the resale of the shares of common stock issuable upon conversion of the Debentures.

      Investing in the Debentures and the common stock issuable upon conversion of the Debentures involves risks. See “Risk Factors” beginning on page 7 of the prospectus dated January 9, 2004.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 12, 2004.